Exhibit (11)

                         FLORIDA ROCK INDUSTRIES, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                   THREE MONTHS            NINE MONTHS
                                  ENDED JUNE 30           ENDED JUNE 30

                                 1995         1994         1995        1994

Net income                  $7,093,000   $7,058,000  $16,483,000  $10,234,000
Common shares:

Weighted average shares
 outstanding during the
 period                      9,487,128    9,486,767    9,487,168    9,437,613

Shares issuable under
 stock options which are
 potentially dillutive
 and affect primary
 earnings per share             46,205        5,893       39,188       40,662

Maximum potential shares
 includable in computa-
 tion of primary earnings
 per share                   9,533,333    9,492,660    9,526,356    9,478,275

Additional shares issu-
 able under stock options
 which are potentially
 dillutive and affect
 fully dilluted earnings
 per share                           -           -        5,150            -
Maximum potential shares
 included in computation
 of fully diluted
 earnings per share          9,533,333    9,492,660    9,531,506    9,478,275

Primary earnings per
 common share                     $.74         $.74        $1.73        $1.08

Fully diluted earnings
 per common share (a)             $.74         $.74        $1.73        $1.08


(a) Fully diluted earnings per common share are not presented on the income statement since the potential effect would have been less than 3% dilutive.